EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements of Edison Control Corporation No. 33-6736-NY on Form S-18 and 333-41483 and 333-87575 on Form S-8 of our report dated March 30, 2001, incorporated by reference in this Annual Report on Form 10-K of Edison Control Corporation for the year ended January 31, 2001.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Milwaukee, Wisconsin
April 16, 2001